                                                                                                                                                                                                 EXHIBIT 99.1
NEWS FOR IMMEDIATE RELEASE
August 25, 2004

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003

And

Winton Financial Corporation
5511 Cheviot Road
Cincinnati, OH 45247-7095

For Further Information Contact:
Paul M. Limbert (304) 234-9000
President & CEO, WesBanco, Inc.

Or

Robert L. Bollin (513) 245-7202
President & CEO, Winton Financial Corporation

WesBanco, Inc. and Winton Financial Corporation
Announce Execution of an Agreement and Plan of Merger

WHEELING, WV - August 25, 2004 - WesBanco, Inc. ("WesBanco") (Nasdaq:WSBC) and Winton Financial Corporation ("Winton") (AMEX:WFI) jointly announced today that they have executed a definitive Agreement and Plan of Merger ("Merger Agreement") providing for the merger of Winton, parent company of The Winton Savings & Loan Co. ("Winton Savings"), Cincinnati, Ohio, with and into WesBanco. Paul M. Limbert, President & CEO, representing WesBanco and Robert L. Bollin, President & CEO, representing Winton, made the joint announcement.

At June 30, 2004, Winton had consolidated assets of $553.7 million, deposits of $367.3 million, loans of $505.0 million and shareholders’ equity of $45.9 million.

At June 30, 2004, WesBanco had consolidated assets of $3.5 billion, deposits of $2.4 billion, loans of $2.0 billion and shareholders’ equity of $319 million.

Under the terms of the Merger Agreement, WesBanco will exchange a combination of its common stock and cash for Winton common stock. Winton will receive $20.75 per share in cash or 0.755 shares of WesBanco common stock, subject to the requirement that 60% of Winton’s shares outstanding will be paid in stock and 40% in cash, via a proration formula as provided by the Merger Agreement. Common stock received by Winton shareholders is anticipated to qualify as a tax-free exchange.

The transaction, approved by the directors of both companies, currently is valued at $102.5 million, based on WesBanco’s recent common stock price. Based on a $20.75 value, the transaction’s price to book value is 208% and price to trailing twelve months’ earnings is 21.2.

Shareholders of Winton electing stock would receive an approximate 68% increase in their dividend rate, based on WesBanco’s current dividend rate of $1.00 per share applied to the above - noted exchange ratio.

It is expected that the transaction will be completed in the first quarter of 2005, subject to the approvals of the appropriate banking regulatory authorities and the shareholders of Winton. WesBanco expects the purchase, excluding merger-related expenses, to be slightly accretive in 2005 and to add over 1% to earnings per share in 2006.

Investment advisors involved in the transaction were Keefe, Bruyette & Woods, Inc., representing WesBanco, and Friedman, Billings, Ramsey & Co., Inc. representing Winton.

When the transaction is consummated, the combination of the two banking companies will create a bank with approximately $4.5 billion in total assets providing banking services through 87 banking locations and four loan production offices in four states, including WesBanco’s planned third quarter 2004 acquisition of Western Ohio Financial Corporation, Springfield, Ohio. From east to west, the Western Ohio and Winton transactions will expand WesBanco’s franchise along the Interstate 70 corridor from western Pennsylvania to Dayton, Ohio and southwest along Interstate 75 between Dayton and Cincinnati, Ohio, in addition to a southwest connection along Interstate 71 between WesBanco’s Columbus, Ohio market and Cincinnati. Headquartered in the Monfort Heights area of Cincinnati, Winton operates seven banking offices that are principally located in Hamilton County, Ohio, a portion of the Cincinnati/Northern Kentucky MSA, one loan production office in the southeastern section of Cincinnati, Ohio and a loan production office in Southeastern Indiana.

"As WesBanco has grown through acquisitions over the past twenty years, we have seen that our ability to retain key employees and maintain community ties are extremely important in our ability to effect a smooth transition in terms of customer retention," said Paul M. Limbert, WesBanco President & CEO. "Continuity in service and leadership are areas that we are particularly interested in as we prepare to offer WesBanco products and services. The very experienced management and employee team at Winton has created a company which is both well established and innovative. The Bollin family has built Winton into a venerable franchise in the Cincinnati area over the past 50 years. Winton employees have provided excellent service to their customers. We want to maintain the existing level of service and build on their success," he continued.

"We are extremely pleased to have the opportunity to expand our Ohio market presence through our merger with Winton Financial Corporation, a well managed, profitable company located in one of the fastest growing areas in the state. Winton’s branches and loan production offices are strategically located within the Cincinnati area and will be maintained in the transaction. Winton’s branches give WesBanco the opportunity to establish a strong foothold in an attractive market," said Mr. Limbert.

"The Cincinnati market is a natural extension in our growth westward in Ohio. Upon the completion of the Winton merger, our combined banking organization will serve eastern Ohio, Marietta, Cambridge, Columbus, Springfield-Dayton and the Cincinnati markets through 27 banking locations," Mr. Limbert said.

"Winton occupies an important place in Cincinnati’s banking history and future. We believe that our affiliation with WesBanco will provide the level of local decision-making, employee and officer retention, additional products and services, enhanced shareholder value and improved opportunities for our employees that it takes to support our local communities," said Robert L. Bollin, Winton President & CEO. "In our markets, supporting our local communities and providing local decision-making will continue to differentiate us from our larger competitors. As we worked with our advisors to select the best organization with which to effect a strategic merger, it became very clear that WesBanco’s vision fit extremely well with maintaining our strong reputation of service and community standing," he continued.

Mr. Bollin added that WesBanco’s extensive experience in trusts and investments, commercial lending and technologically advanced banking systems were important factors in determining the merger potential of the combined organization. "Winton operates in a very attractive market. Eight Fortune 500 companies are headquartered in Cincinnati, more than 1.5 million workers live within 50 miles of downtown and the median household income in the Cincinnati MSA is nearly $50,000. As part of WesBanco with its more significant resources, we can now offer commercial and expanded retail products, insurance products and trust and wealth management services. We look forward to providing our customers with many of the products that are offered by the seven super-regional competitors in our market while we maintain the community bank orientation necessary to compete with the other financial institutions that serve the Cincinnati area," Mr. Bollin said.

As a result of the merger, it is anticipated that WesBanco will retain an Advisory Board in the Cincinnati market, add one individual to WesBanco’s Board and one individual to its banking subsidiary board. One-time charges related to the deal are anticipated in the range of $6 to $6.5 million with cost savings totaling approximately 20% of Winton’s non-interest expenses, fully phased in by 2006.

Conference Call Information

WesBanco will host a conference call at 9:00 a.m., August 26, 2004 to discuss details of this transaction. Interested parties should dial 800-299-7635 and provide to the operator the passcode for the event, 13871583. The webcast link for the presentation slides will be at www.wesbanco.com, under Investor Relations - Presentations. For one week after the conference call, commencing at 11:00 a.m. on August 26, replays will be available at 888-286-8010, passcode 86180495#.

Forward-looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and statements about the benefits of the merger between WesBanco and Winton, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Winton may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; Winton’s stockholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2003 Annual Report on Form 10-K, Winton’s 2003 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Winton with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither WesBanco nor Winton assumes any obligation to update any forward-looking statement.

Additional Information About the Merger

Shareholders of WesBanco and Winton and other interested parties are urged to read the joint proxy statement/prospectus that will be included in the Form S-4 registration statement that WesBanco will file with the SEC in connection with the merger because it will contain important information about WesBanco, Winton, the merger and other related matters. A proxy statement/prospectus will be mailed to shareholders of Winton prior to their shareholder meeting, which has not yet been scheduled. In addition, when the registration statement, which will include the joint proxy statements/prospectus and other related documents are filed by WesBanco with the SEC, they may be obtained for free at the SEC’s website at http://www.sec.gov, on the NASDAQ website at http://www.nasdaq.com, on the AMEX website at http://www.amex.com and from either the WesBanco or Winton websites at http://www.wesbanco.com or at http://www.wintonsavings.com.

Any questions should be directed to Paul M. Limbert, Chief Executive Officer (304) 234-9000, or Robert H. Young, Chief Financial Officer (304) 234-9000 of WesBanco or Robert L. Bollin President & CEO (513) 245-7202 of Winton.

About Winton

Winton Financial Corporation is the holding company of The Winton Savings & Loan Co., an Ohio savings and loan association established in 1887 with over $554 million in total assets that serves the Cincinnati, Ohio area as one of the largest Thrifts in the market. Winton Savings operates seven full service branch locations and loan production offices in Southwestern Ohio and in Southeastern Indiana.

Winton Savings is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property. Such business is conducted through an aggressive marketing and selling effort of its lending products and services to the communities in its market area and through the continued development of innovative lending programs that give Winton Savings a competitive edge. Winton maintains a tradition of building strong relationships with its customers and within the communities it serves.

The majority of Winton’s deposits are in Hamilton County where the Company places 10th in deposit market share and Winton is in 14th place in the $45.6 billion Cincinnati MSA that is dominated by large super-regional banks.

About WesBanco

WesBanco, Inc. is a $3.5 billion multi-state bank holding company headquartered in Wheeling, West Virginia. Founded in 1870, WesBanco provides innovative retail and commercial, trust, investment and insurance products and services. WesBanco also offers retail and commercial financial services online at www.wesbanco.com and www.wesmarkfunds.com and through WesBancoLine, its 24-hour telephone banking service. With the July 2004 completion of its Trinity Point Shopping Center location in Washington, Pennsylvania, WesBanco will offer financial services through 73 banking offices and 106 ATMs in West Virginia, central and eastern Ohio and western Pennsylvania. Upon completion of its planned third quarter 2004 acquisition of Western Ohio Financial Corporation, Springfield, Ohio, WesBanco will operate through 80 banking offices and two loan production offices in West Virginia, central and eastern Ohio and western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc., that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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